                                                Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-107535
             8 7/8% Senior Notes due 2010 CUSIP Nos. 749564 AA 8 and U76218 AA 1
                                      10 7/8% Senior Subordinated Notes due 2012
                                          CUSIP Nos. 749564 AC 4 and U76218 AB 9

                               R.H. DONNELLEY INC.

                  PROSPECTUS SUPPLEMENT DATED OCTOBER 28, 2003
                     TO THE PROSPECTUS DATED AUGUST 1, 2003

         The selling security holders table on pages 28-47 of the prospectus, as amended, is hereby further amended to add the information regarding the following entities in the prospectus and their respective amount of 8 7/8% senior notes due 2010 and/or 10 7/8% senior subordinated notes due 2012.

                                                Senior Notes                        Senior Subordinated Notes
                                   -----------------------------------------   -----------------------------------------
                                                         Principal Amount of   Principal Amount of   Principal Amount of
                                   Principal Amount of      Senior Notes       Senior Subordinated   Senior Subordinated
Name of Selling Security Holder    Senior Notes Owned         Offered              Notes Owned          Notes Offered
---------------------------------- --------------------  -------------------   -------------------  --------------------
Amerihealth HMO NJ -                                --                   --    $          50,000    $          50,000
   Independence Blue Cross....
Battery Park High Yield
   Opportunity Master Fund,
   Ltd........................                      --                   --            1,425,000            1,425,000
California Public Employees'
   Retirement System..........                      --                   --              375,000              375,000
Credit Suisse First Boston LLC                      --                   --            1,000,000            1,000,000
Davington Company Limited.....                      --                   --               50,000               50,000
General Motors Employees Global
   Group Pension Trust........                      --                   --              800,000              800,000
High Yield Bond Open Mother Fund                    --                   --            6,550,000            6,550,000
Jyske Bank A/S................             $   250,000          $   250,000                   --                   --
Lehman Brothers Inc...........              11,880,000           11,880,000            9,440,000            9,440,000
Loeb Offitbank................                      --                   --               25,000               25,000
Nomura Bond & Loan Fund.......                      --                   --            1,625,000            1,625,000
North Dakota Board of University
   and School Lands...........                      --                   --               50,000               50,000
QCC - Independence Blue Cross.                      --                   --               50,000               50,000
Sagittarius Fund..............                      --                   --               50,000               50,000
SEI Institutional Managed Trust                     --                   --              600,000              600,000
TMCT LLC, Offitbank...........                      --                   --               50,000               50,000
TMCT LLC, Offitbank Chandler
   Trust......................                      --                   --               25,000               25,000
UBS Securities LLC............                      --                   --               45,000               45,000
Willis Pension Plan...........                      --                   --              250,000              250,000